EXHIBIT 10.2
STOCK OPTION AGREEMENT
THE COMMON STOCK OPTION REPRESENTED BY THIS AGREEMENT (THE “OPTIONS”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ANY MANNER: (1) WITHOUT REGISTRATION UNDER THE ACT AND IN COMPLIANCE WITH THE LAWS OF ANY APPLICABLE JURISDICTIONS; OR (2) AN OPINION OF COUNSEL (IN FORM AND SUBSTANCE ACCEPTABLE TO ADVANCED VIRAL RESEARCH CORP.) THAT REGISTRATION IS NOT REQUIRED.
ADVANCED VIRAL RESEARCH CORP.
COMMON STOCK OPTION AND AGREEMENT
     THIS AGREEMENT is made as of May 15, 2007, by and between Advanced Viral Research Corp., a Delaware corporation (the “Company”) and Stephen M. Elliston (the “Optionee”).
RECITALS
     WHEREAS, pursuant to the 2007 Stock Incentive Plan (the “Plan”), the Company desires to grant to the Optionee and the Optionee desires to accept an option to purchase shares of common stock, par value $0.00001 per share, of the Company (the Common Stock) upon the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Grant. The Company hereby grants to the Optionee an option to purchase 40,000,000 shares of Common Stock (the “Option”) at the price and subject to the terms and conditions hereunder and that certain Employment Contract dated May 15, 2007 between the Company and Optionee (the “Employment Agreement”). Capitalized terms not otherwise defined herein shall be defined as set forth in the Employment Agreement.
     2. Vesting Schedule; Exercise Prices. The Option shall be exercisable, at any time and from time to time, pursuant to the following vesting schedule and exercise prices:

Option Shares	Exercise Price per Option Share	Vesting Schedule
1st 8,000,000	$0.0500 (the “Base Price”)	1/60th of the Option Shares (666,667) shall become
2nd 8,000,000	$0.0575 (115% of Base Price)	exercisable every 30 days commencing on the Commencement Date
3rd 8,000,000	$0.0650 (130% of Base Price)	(each date shall be referred to as an “Exercise Date”) and are
4th 8,000,000	$0.0725 (145% of Base Price)	exercisable through the date which is five years from an
5th 8,000,000	$0.0800 (160% of Base Price)	Exercise Date (the “Expiration Date”).

     3. Termination of Employment. Notwithstanding anything contained herein to the contrary:
          (a) Upon the termination of Optionee’s employment with the Company (A) by the Company for Cause; or (B) due to Optionee’s voluntary unilateral decision to terminate his employment without Cause; or (C) due to the expiration of the then current term of employment, the Option shall expire for all Option Shares which have as of such date not become exercisable but shall survive with respect to Option

Shares that have become exercisable as of such date, (the “Surviving Options”), provided, however, notwithstanding anything contained herein to the contrary, Optionee shall have 90 days to exercise the Surviving Options.
          (b) Upon the termination of Optionee’s employment with the Company for reasons other than (A) by the Company for Cause; or (B) due to Optionee’s voluntary unilateral decision to terminate his employment without Cause, including without limitation, the death or Disability of Optionee; or (C) due to the expiration of the then current term of employment, the Option shall immediately become exercisable for that number of Option Shares equal to the number of Option Shares which would have been subject to exercise by Optionee during the then current term of the Employment Agreement (without giving effect to any extensions thereof).
     4. Securities Registration Required. If the shares to be issued upon an exercise of the Option are not registered under the Securities Act of 1933, then, as a further condition of the Company’s obligation to issue such shares, the Optionee may be required to give a representation in writing that the Optionee is acquiring the shares for the Optionee’s own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, and the certificates representing such shares shall bear a legend to such effect as the Company’s counsel shall deem necessary or desirable. The Option shall in no event be exercisable and shares shall not be issued hereunder if, in the reasonable opinion of counsel to the Company, such exercise and/or issuance would result in a violation of federal or state securities laws.
     5. No Employment Agreement. Nothing in this Agreement shall confer upon the Optionee any right with respect to the continuation of Optionee serving as a director of the Company or a subsidiary, or interfere in any way with any existing employment or consulting agreement between the Company and the Optionee.
     6. Representations of Optionee. Optionee hereby warrants to the Company as follows:
          (a) Investment Intent. The Option and the Option Shares contemplated to be acquired pursuant to the exercise of the Option are being and shall be acquired by Optionee solely for investment purposes and not for the account of any other person and not for distribution, assignment or resale to others. No other person has a direct or indirect beneficial interest in the Option or the Option Shares. Optionee has not subdivided the beneficial ownership of the Option or the Option Shares with any other person.
          (b) Review and Evaluation. Optionee has, together with his or her financial advisors, if any, had access to any relevant information and documents desired; has had the opportunity to ask questions of and receive answers from any person authorized to act on behalf of the Company concerning any aspect of the Company, including, but not limited to, the merits of accepting the Option; is in receipt of (i) the Company’s Annual Reports as filed with the Securities and Exchange Commission; (ii) the Company’s Quarterly Reports as filed with the Securities and Exchange Commission; and (iii) all other requested documents and information regarding the Company (collectively, the “Information”). Optionee, together with his or her financial advisors, if any, represent that they have carefully read, are familiar with and fully understand the Information, including all documents referred to therein; and have consulted with such other advisors as they have deemed necessary and appropriate in making the decision to acquire the Option. Optionee fully represents that, after a careful review of the Information, including all documents referred to therein, Optionee accepts the Option.
          (c) Financial Experience. Optionee is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of his or her acceptance of the Option, or if Optionee has utilized the services of a financial advisor, together they are sufficiently experienced in financial and business matters that they are capable of evaluating the merits and risks of Optionee’s acceptance of the Option.

          (d) Residency. Optionee is a resident of the State of North Carolina.
     7. Miscellaneous.
          (a) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof, and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral between the parties with respect to its subject matter and may not be modified except by written instrument executed by the parties.
          (c) Plan Incorporated by Reference. Other than the vesting schedule set forth herein, the provisions of the Plan are incorporated by reference hereby and shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.
          (d) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given, when delivered by hand or three (3) days after deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Company:	Advanced Viral Research Corp.
200 Corporate Boulevard South
Yonkers, New York 10701
Attn: Martin Bookman, CFO

If to Optionee:	Stephen M. Elliston
5808 Rocky Point Court
Raleigh, NC 27613
or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.
          (e) Amendment. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.
          (f) No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
          (g) Waivers and Remedies. The waiver by any of the parties hereto of any other party’s prompt and complete performance, or breach, or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

          (h) Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.
          (i) Descriptive Headings. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
          (j) Counterparts. This Agreement may be executed in any numbers of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties have hereunto put their hand as of the date first above written.

VIRAL RESEARCH CORP.
By:	/s/ Eli Wilner
	Name:	Eli Wilner
	Title:	Chairman of the Board

OPTIONEE:
/s/ Stephen M. Elliston
Stephen M. Elliston

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